Exhibit (h)(8)(B)

TCW FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of June 17, 2025, between TCW ETF Trust (“TCW Trust”), a statutory trust organized under the laws of the State of Delaware, on behalf of its series identified on Schedule A, severally and not jointly (each, an “Acquired Fund”), and the registered investment companies identified on Schedule B, each on behalf of its series identified on Schedule B, severally and not jointly (each, an “Acquiring Fund”).

WHEREAS, each Acquiring Fund and each Acquired Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund[s] in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii) Advance notice of redemptions. The Acquiring Fund will use reasonable efforts to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Indemnification

(a) Each Acquiring Fund agrees to hold harmless and indemnify an Acquired Fund, including any directors or trustees, officers, employees and agents (collectively, the “Acquired Fund Parties”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquiring Fund of any material provision of this Agreement or the Rule or an Acquiring Fund’s (or its agents’ or delegates’) willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties under this Agreement or the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims. Notwithstanding the foregoing, no Acquiring Fund shall be liable with respect to any Losses to which an Acquired Fund Party would otherwise be subject by reason of an Acquired Party’s willful misfeasance, bad faith or gross negligence in the performance of such Acquired Party’s obligations or duties under this Agreement or the Rule.

(b) Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any directors or trustees, officers, employees and agents (“collectively, the “Acquiring Fund Parties”), against and from any Claims asserted against the Acquiring Fund, including any directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquired Fund of any material provision of this Agreement or the Rule or an Acquired Fund’s (or its agents’ or delegates’) willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties under this Agreement or the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims. Notwithstanding the foregoing, no Acquired Fund shall be liable with respect to any Losses to which an Acquiring Fund Party would otherwise be subject by reason of an Acquiring Party’s willful misfeasance, bad faith or gross negligence in the performance of such Acquiring Party’s obligations or duties under this Agreement or the Rule.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, or electronic mail to the address for each party specified below.

If to the Acquired Fund:	If to the Acquiring Fund:

Peter Davidson Vice President and Secretary TCW ETF Trust 515 South Flower Street Los Angeles, CA 90071 Email: peter.davidson@tcw.com	Patrick Ryan President Madison Funds and Ultra Series Fund 550 Science Drive Madison, WI 53711 patrickr@madisonadv.com

6.	Term and Termination; Assignment; Amendment; Governing Law

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party.

(e) This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.

(f) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) involved in the matter in controversy and not to any other series of the Acquiring Funds.

(g) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that involved in the matter in controversy and not to any other series of the Acquired Funds.

7.	Use of Name; Miscellaneous

(a) The Acquired Fund(s) hereby consents to the following information being included in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications: (a) the Acquired Fund’s name and the names of their investment adviser and (b) a description of the Acquired Fund’s investment strategy and risks. No Acquiring Fund shall use the name or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the TCW Trust, an Acquired Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the relevant Acquired Fund.

(b) It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(d) Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(e) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TCW ETF TRUST, on behalf of each of the Acquired Funds listed on Schedule A, Severally and Not Jointly

Signature:	/s/ Peter Davidson
Name:	Peter Davidson
Title:	Vice President and Secretary

Madison Funds and Ultra Series Funds, on behalf of each of the Acquiring Funds listed on Schedule B, Severally and Not Jointly

Signature:
Name:
Title:

SCHEDULE A

Acquired Funds

TCW ETF Trust

●	TCW Transform 500 ETF (VOTE)

●	TCW Transform Systems ETF (NETZ)

●	TCW Transform Supply Chain ETF (SUPP)

●	TCW Artificial Intelligence ETF (AIFD)

●	TCW Compounders ETF (GRW)

●	TCW Flexible Income ETF (FLXR)

●	TCW AAA CLO ETF (ACLO)

●	TCW High Yield Bond ETF (HYBX)

●	TCW Multisector Credit Income ETF (MUSE)

●	TCW Senior Loan ETF (SLNZ)

●	TCW Corporate Bond ETF (IGCB)

●	TCW Core Plus Bond ETF (FIXT)

SCHEDULE B

Acquiring Funds

Madison Funds
Madison Conservative Allocation A (MCNAX)
Madison Conservative Allocation C (MAACX)
Madison Moderate Allocation A (MMDAX)
Madison Moderate Allocation C (MMDCX)
Madison Aggressive Allocation A (MAGSX)
Madison Aggressive Allocation C (MAACX)
Madison Diversified Income A (MBLAX)
Madison Diversified Income C (MBLCX)
Ultra Series Funds
Ultra Series Conservative Allocation I & II
Ultra Series Moderate Allocation I & II
Ultra Series Aggressive Allocation I & II
Ultra Series Diversified Income I & II
Ultra Ser Madison Target Retire 2020 I
Ultra Ser Madison Target Retire 2030 I
Ultra Ser Madison Target Retire 2040 I
Ultra Ser Madison Target Retire 2050 I